Exhibit 3(B)(1)

AMENDMENT NO. 1
DATED FEBRUARY 4, 2002
TO THE 1998 RESTATED BY-LAWS OF
PROTECTIVE LIFE CORPORATION
(herein called the "Corporation")

        The By-laws of the Corporation are hereby amended by deleting the first paragraph of Article III, Section 2 in its entirety and replacing it with the following:

Section 2. Number, Tenure and Qualifications. So long as the stock of the Corporation is owned by one stockholder, the number of directors shall be three. Effective immediately when there is more than one stockholder, the following provisions shall be effective: The number of directors shall be fixed from time to time by a resolution of a majority of the existing directors of the Corporation. Subject to the provisions of the next paragraph, the number of directors so fixed shall be elected at the annual meeting of stockholders of the Corporation and each director so elected shall serve until the next annual meeting and until his successor shall be elected and shall qualify. Each director shall, as a condition to serving on the Board of Directors of the Corporation, be required to own shares of Protective Life Corporation Common Stock (director qualifying shares) standing in his or her name on the books of the Corporation within sixty (60) days after (i) initially being elected to the Board or (ii) being re-elected to the Board after a break in service as a director of the Corporation. Vacancies occurring in the Board of Directors by reason of the death, resignation or removal of any director may be filled by the affirmative vote of a majority of the remaining directors though less than a quorum of the Board of Directors. A director elected to fill a vacancy shall be elected to serve until the next annual meeting of the stockholders.

        IN WITNESS WHEREOF, the Corporation has caused this Amendment No. 1 to the 1998 Restated By-laws of Protective Life Corporation to be signed by John D. Johns, as its President and Chief Executive Officer, and attested by Deborah J. Long, as its Secretary, and has caused its corporate seal to be hereunto affixed, hereby declaring and certifying that this Amendment No. 1 was duly adopted by the Board of Directors at a duly called regular meeting held on the 4th day of February, 2002, at which all members of the Board were at all times present and acting.

                                                       By:  /S/  JOHN D. JOHNS
                                                       ------------------------
                                                       John D. Johns
                                                       President and
                                                       Chief Executive Officer

ATTEST:

/S/ DEBORAH J. LONG
-------------------
Deborah J. Long
Secretary

(CORPORATE SEAL)